EXHIBIT 10.1

June 1, 2014

Mr. Brian Sweeney
15 Inverness Way East
Englewood, CO 80012

Dear Brian:

In connection with your role as an executive of IHS Inc. (“IHS” or the “Company”), please find the terms below relating to your employment, effective the date of this letter .

1. Compensation

Your salary for this full-time, exempt position is $470,000 per annum, payable in bi-weekly installments. You will be eligible to participate in the 2015 fiscal year merit program, at which time you will receive a year end performance review for 2014 and you may be eligible to receive a merit increase commensurate with your performance rating and based on management’s discretion.

2. Annual Incentive Plan

You are eligible to participate in the 2014 fiscal year IHS Annual Incentive Plan as modified by IHS, in its business judgment, from time-to-time. Your target bonus percent is 85% of your base salary. Your bonus payout will be based on actual business results. You must be employed by IHS on the date of payout, which will be no later than February 15th of the next Fiscal Year, to be eligible to receive any bonus monies.

3. Vacation

As a senior executive of IHS you will continue to be eligible for 25 days of vacation.

4. Long-Term Incentive Program (LTI)

You are eligible to participate in the Long-Term Incentive Program on an annual basis as modified by IHS in its business judgment, from time to time.

5. Termination

The offer letter is not a contract of employment and does not entitle you to employment for any specified period of time. Your employment is considered employment-at-will and may be terminated by you or by us for any or no reason.

If you are terminated by IHS without ‘cause’ (as defined below), you will receive a lump-sum cash payment equal to the sum of:

(i) Any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the IHS’ otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii) An amount equal to 1.5 times your base salary and target bonus.

In addition to the foregoing lump-sum payment:

(iii) You will receive the portion of your annual bonus under the IHS Annual Incentive Plan for the fiscal year of termination that is tied to the achievement of IHS’ performance objectives for such fiscal year, based on the IHS’ actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. The payment provided in this subparagraph (iii) will be made following the close of the fiscal year of termination at such time as the annual bonus for such fiscal year is paid by IHS to its then current executives;

(iv) IHS will continue your participation in IHS’ medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by IHS providing substantially comparable benefits) for the 18-month period following the date of such termination; and

(v) Vesting of unvested stock options, restricted stock units and other equity awards then held by you will be determined in accordance with the terms and conditions of the applicable equity compensation plan under which each such equity grant is granted.

For purposes of this letter, ‘cause’ means any of the following: (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of IHS or cause material damage to its property, goodwill or business, or (iii) willful refusal or willful failure to perform your material duties after written demand that you do so. Termination of the employment shall not be deemed to be for cause hereunder unless and until written notice has been delivered to you by IHS which specifically identified the cause which is the basis of the termination and, if the cause is capable of cure, you have failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of IHS. Notwithstanding the foregoing, you shall not be deemed to have been terminated for cause without reasonable notice to you setting forth the reasons, facts and circumstances for IHS’ intention to terminate for cause and an opportunity for you, together with your counsel, to be heard before the HR Committee or the Board of IHS.

6. Change in Control

If there is a Change in Control (as defined below) and, within 15 months of such Change in Control, you terminate your employment for CIC Good Reason (as defined below) or you are terminated by the Company without Cause, you will receive a lump-sum cash payment equal to the sum of:

(i) Any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the IHS’ otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;

(ii) An amount equal to 2 times your base salary and target bonus; and

(iii) Your annual bonus under the IHS Annual Incentive Plan for the fiscal year of termination at “Target” level, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment.

In addition to the foregoing lump-sum payment:

(iv) IHS will continue your participation in IHS’ medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by IHS providing substantially comparable benefits), for the 24-month period following the date of such termination; and

(v) all unvested stock options, restricted stock units and other equity awards then held by you will fully vest and become exercisable as of the effective date of such termination.

For purposes of this Letter Agreement, "Change in Control" means the first to occur of:

(i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as from time to time amended) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

(ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company; or

(vi) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the board of directors of the Company before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling shareholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than 25% interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act of 1933, as from time to time amended. For purposes of this Agreement, "Affiliate" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

For purposes of this Letter Agreement, "CIC Good Reason" means any of:

(i) the material diminution of your position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

(ii) the breach by IHS of any of its material obligations under this letter agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by IHS within 30 days after receipt of notice thereof given by you;

(iii) IHS’ relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this letter agreement.

7. Release

Any payment or benefit that you are eligible to receive under paragraphs 5 or 6 will be contingent on your execution of a release in a form acceptable to IHS within 60 days of the date of your separation from service. If you fail to execute such a release within such 60 day period, you will not be eligible to receive any payment or benefit under paragraphs 5 or 6-. If you execute such a release within such 60 day period, the lump-sum payment under paragraph 5(i) and (ii) or under paragraph 6(i) and (ii), as applicable, will be made within the 60 day period from the date of your separation from service, following the execution of such release; provided that any payments under this letter agreement that could be paid during a period that begins in one taxable year and ends in a subsequent taxable year shall be paid in the subsequent taxable year. The payments or benefits you are eligible to receive under paragraph 5 or 6 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance policy maintained by the IHS and/or its Affiliates.

8. Timing and Form of Payments under Paragraphs 5 and 6

All payments due to you under paragraph 5 and 6 above shall be made no later than two and one-half months following your separation from service unless the following provisions pertaining to specified employees applies to you. You are likely to be a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of a separation from service. All payments to be made to you under paragraphs 5 or 6 may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of your death). For this purpose, if you are not a specified employee as of the date of a separation from service, you will not be treated as subject to this requirement even if you would have become a specified employee if you had continued to provide services through the next specified employee effective date. Similarly, if you are treated as a specified employee as of the date of a separation from service, you will be subject to this requirement even if you would not have been treated as a specified employee after the next specified employee effective date had you continued providing services through the next specified employee effective date.

9. Non-Competition and Non-Solicitation

During your employment by IHS, and for a period of twelve months following termination of your employment, whatever the reason for such termination, you hereby agree that you will not (i) directly or indirectly, or as a stockholder, partner, employee, consultant or participant in any business entity, engage in or assist any other person or entity to engage in any business in which IHS or any of its subsidiaries is engaging or actively planning to engage in at the time of your termination, or (ii) solicit or attempt to entice away from IHS or any of its subsidiaries, or otherwise interfere with the business relationship of IHS or any of its subsidiaries with, any person who is, or was during the term of your employment a customer or employee of, consultant or supplier to, or other person or entity having material business relations with, IHS or any of its subsidiaries. Although you acknowledge and agree that the restrictions herein are reasonable, to the extent that any part of this paragraph 9 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. Any Confidentiality and/or Innovation Agreement previously executed by you shall remain in full force and effect.

Please acknowledge in the space below and provide to me and retain a copy for your files.

Sincerely,

/s/ Jeff Sisson

Jeff Sisson
SVP and Chief Human Resources Officer
IHS Inc.
Global Human Resources

Acknowledged:

/s/ Brian Sweeney	August 11, 2014
Brian Sweeney	Date